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January 3, 2012

Gayn Erickson
5231 Apennines Circle
San Jose, Ca. 95138

Dear Gayn:

   I am pleased to extend to you this offer as the President and Chief Executive Officer of Aehr Test Systems (the "Company"), a full-time, exempt position. We would like your start date to be January 3, 2012, or such other date as you and the Company mutually agree in writing (the "Start Date"). You will be reporting to the Board of Directors. The terms of your offer are as follows:

Base Salary:            $22,916.66 per month ($275,000 annualized).

Annual Bonus:           Starts at 40% of Base Salary, with a maximum of
                        80% of Base Salary.

Fiscal Year 2012        A prorated 5 month bonus for the fiscal year
Bonus                   ended May 31, 2012, with a target level of
                        $45,800, 90% of which is guaranteed.

Stock Options:          400,000 shares of the Company's Common Stock.
                        Stock options have a 4-year vesting period
                        (1/48th per month). Your stock option is subject to applicable federal and state securities laws, the terms of the Company's
                        2006 Equity Incentive Plan and Stock Option
                        Agreement, and approval by our Board of
                        Directors.

   You will be eligible for group medical, dental, life insurance, long term disability coverage, participation in the Employee Stock
Purchase Plan and other benefits available to employees of our company. As a member of our executive staff, you will be enrolled in the Execu-Care Medical Insurance Plan which provides supplemental health coverage. You will accrue vacation at the rate of four weeks per year. You will also participate in our company's Employee Stock Bonus Plan, and after 90 days will be able to participate in our 401(k) plan.

   In addition, you will be eligible for the severance benefits set forth in the Change of Control and Severance Agreement, substantially in the form attached hereto as Exhibit A, which will be entered into as of the Start Date. Your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, subject to the provisions of the Change of Control and Severance Agreement, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that you give the Company at least sixty (60) days' notice in the event of a resignation.

   As a condition of your employment, you are also required to sign and comply with the Company's standard form of employee proprietary information agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.


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   We look forward to having you join Aehr Test Systems.  Please call me should you have any questions.


Sincerely,

/S/ RHEA POSEDEL



Rhea Posedel
CEO and Chairman


Upon acceptance, please return original copy of letter to Human
Resources, Aehr Test Systems.



Accepted: /S/ GAYN ERICKSON
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           Gayn Erickson















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EXHIBIT A
Change of Control and Severance Agreement


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